UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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DEVELOPERS DIVERSIFIED REALTY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DEVELOPERS DIVERSIFIED ENTERS INTO AGREEMENT TO SELL
30 MILLION SHARES TO THE OTTO FAMILY
Cleveland, OH, February 23, 2009 — Developers Diversified Realty (NYSE: DDR), the leading owner, manager and developer of market-dominant shopping centers in the United States, today announced that it has entered into a binding purchase agreement with Mr. Alexander Otto for the sale to Mr. Otto and certain members of his family (“Otto Family”) of 30 million of the Company’s common shares and warrants entitling the Otto Family to purchase an additional 10 million of the Company’s common shares. When completed, the share purchase will increase the Otto Family’s ownership from 6 million shares to 36 million shares, which is in excess of 20% of the common shares outstanding, making the family the Company’s largest individual shareholder. An affiliate of the Otto Family also has provided the Company with a commitment to make a five-year, fixed rate, secured mortgage loan to the Company in an amount of $60 million. The Company intends to use proceeds from these strategic investments to reduce leverage and enhance liquidity.
Alexander Otto and other members of his family are the owners of ECE Projektmanagement of Germany, Europe’s leading firm in developing and managing inner-city shopping centers. ECE manages 111 malls with a total sales area of approximately 37 million square feet and is active in 15 Central and Eastern European countries. In addition, Alexander Otto is the largest shareholder of the German MDAX listed company Deutsche EuroShop AG, which owns 16 shopping centers in Central Europe with an asset value of over $2.0 billion and market capitalization of over $900 million.
The Otto Family has already been active in the North American real estate and retail industries for decades. With the Paramount Group, Alexander Otto and his family control one of the largest privately owned real estate, acquisition, redevelopment and management firms on the East Coast. The portfolio of the Paramount Group includes several high-rise buildings in New York City and Washington DC. In the metropolitan area of Toronto, the Otto Family’s Sagitta Group owns apartment buildings and industrial parks. In regard to North American retail, the Otto Family currently owns Crate and Barrel.
The shares will be purchased in two tranches at a price of $3.50 per share for the first 15 million shares at the first closing and $4.00 per share for the second 15 million shares at the second closing. The Otto Family will be entitled to any dividends declared from the date of the purchase agreement. The share purchase prices represent a premium of approximately 33% and 52%, respectively, to the closing market price of the Company’s shares on Friday, February 20, 2009.
The Otto Family will also be issued five-year warrants for the purchase of up to 10 million shares at a price of $6.00 per share, reflecting a premium of approximately 128% to the closing market price of the Company’s shares on Friday, February 20, 2009. Warrants for 5 million shares will be issued upon each of the two closings.
Scott Wolstein, Developers Diversified’s Chairman and Chief Executive Officer, stated, “We believe that we have found the ideal strategic investor for our company. The Otto Family’s business acumen in shopping center development and management, as well as their vast retail holdings will provide a distinctive synergy as we share our retail real estate expertise. This investment provides a unique opportunity for our company to tap into an expanded pool of real estate, retail and financial expertise, and to share best practices on a national and international level. In addition, the transaction would provide us with significant capital for debt reduction, thus allowing us to meet our continued objective of reducing leverage and improving liquidity.”
In commenting on the transaction, Alexander Otto stated, “Our first shopping center was built in 1969 in Germany. Today, we continue our heritage of breathing new life into the city center retail trade with properties in 15 countries across Central and Eastern Europe. We view Developers Diversified Realty as a valuable investment and a key stepping stone for our global expansion and partnership initiatives. We look forward to joining forces with this outstanding team.”
The sale of the common shares and the issuance of the warrants pursuant to the purchase agreement are subject to the receipt by the Company of shareholder approval of the common share issuance under the applicable NYSE rules, shareholder approval of amendments to the Company’s articles of incorporation and the appointment of up to two directors nominated by the Otto Family to the Company’s board of directors, as well as the satisfaction or waiver of customary closing conditions, government approvals, and other closing conditions, including the receipt by the Company of additional debt financing. Assuming the Otto Family maintains certain share ownership levels, the Company has agreed that the Otto Family may continue to nominate up to two directors to the Company’s board of directors. The Company currently expects to hold a special meeting of shareholders in April 2009 to obtain the requisite shareholder approval. The first closing will occur upon receipt of requisite shareholder approval and the second closing must occur within six months of shareholder approval. The Otto Family may choose to purchase all of the common shares at the first closing.

Forward-looking Statements
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss or significant downsizing of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms including those under contract and those subject to a letter of intent; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; our ability to obtain the required approvals of the DDR shareholders for the sale of common shares and the issuance of warrants contemplated by the purchase agreement; and our ability to satisfy various other conditions to any closing of the sale of common shares contemplated by the purchase agreement. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.
Additional Information and Where to Find It
In connection with the proposed transaction, the Company will be filing a proxy statement with the SEC. DDR SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to DDR shareholders, and DDR shareholders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, or from Developers Diversified Realty Corporation, Investor Relations, 3300 Enterprise Parkway, Beachwood, Ohio 44122, or call (216) 755-5500.
Participants In Solicitation
DDR and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information concerning DDR’s participants is set forth in the proxy statement dated April 3, 2008 for DDR’s 2008 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of DDR in the solicitation of proxies in respect of the proposed transaction will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.
A registration statement relating to the common shares and warrants to be sold pursuant to the purchase agreement has been filed with and declared effective by the Securities and Exchange Commission. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. The common shares and warrants to be sold pursuant to the purchase agreement are only being offered to the parties to the purchase agreement, as well as their permitted assigns.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Contact:	Francine Glandt
Vice President of Capital Markets
Developers Diversified Realty
Main: (216) 755-5500
E-mail: fglandt@ddr.com

Robert Heinemann
Director Corporate Communications
ECE Projektmanagement
Phone : 0049 40 60606-6353
E-mail : robert.heinemann@ece.com